Exhibit 99.1

This services agreement (this "Agreement") is entered into on December 16, 2005, between Exxon Mobil Corporation ("ExxonMobil") and Lee R. Raymond.

WHEREAS, ExxonMobil's Board has accepted Mr. Raymond's resignation as Chairman of ExxonMobil effective December 31, 2005; and

WHEREAS, ExxonMobil's Compensation Committee has determined that it would be in the best interest of ExxonMobil and its shareholders for Mr. Raymond to provide certain transition services to ExxonMobil for a limited period after Mr. Raymond's resignation, and Mr. Raymond is willing to provide such services on the terms specified in this Agreement; and

WHEREAS, based on a security risk assessment, the Compensation Committee has determined that it would be appropriate to provide Mr. Raymond with certain protective services for a limited period after Mr. Raymond's resignation on the terms specified in this Agreement;

THEREFORE, ExxonMobil and Mr. Raymond agree as follows:

1.  Transition services.  For a one-year period commencing January 1, 2006, Mr. Raymond agrees to assist in the transitioning of major strategic corporate relationships and to participate in external activities and events as requested by ExxonMobil's Chairman.  In consideration of Mr. Raymond's agreement to provide these services, ExxonMobil will pay Mr. Raymond a one-time fee of $1 million, payable in a single installment in December 2006, plus reimbursement of Mr. Raymond's reasonable expenses incurred in providing such services.  In providing services under this Agreement, Mr. Raymond will act solely as an independent contractor and not an employee of ExxonMobil.

2.  Protective Services.  For a two-year period commencing January 1, 2006, ExxonMobil will provide the following protective services to Mr. Raymond and his spouse:

(a)

A security system at Mr. Raymond's principal residence;

(b)

Personal security personnel;

(c)

A car and personal security driver; and

(d)

Use of ExxonMobil aircraft for ExxonMobil business and personal travel.  Personal use of ExxonMobil aircraft by Mr. Raymond will be subject to aircraft availability in light of ExxonMobil's business needs.  If ExxonMobil aircraft is not available to meet a request for personal travel, ExxonMobil will arrange for the lease of aircraft from a third-party provider.

(e)

Mr. Raymond will reimburse ExxonMobil for any personal use of the car provided under clause (c) on the basis of annualized lease value plus fuel cost.  Mr. Raymond will reimburse ExxonMobil for any personal use of private aircraft provided under clause (d) on the basis of the Standard Industry Fare Level as published from time to time by the U.S. Department of Transportation.

3.  Miscellaneous.  This Agreement represents the entire agreement between the parties regarding the matters covered herein.  This Agreement is in addition to, not in lieu of, normal retirement benefits to which Mr. Raymond is entitled under existing ExxonMobil programs and policies.  This Agreement will be governed by the laws of Texas without regard to choice of law principles.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day first specified above.

EXXON MOBIL CORPORATION

/s/  W.R. Howell

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By:  W. R. Howell, Chair, Compensation

        Committee of the Board of Directors

/s/ L.R. Raymond

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Lee R. Raymond, individually

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